Prospectus Supplement No. 8                    Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 5, 2002                             File No. 333-82788

                                 CEPHALON, INC.

           $600,000,000 2 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

         This document supplements information contained in that certain prospectus of Cephalon, Inc. dated June 5, 2002, as amended and supplemented from time to time, relating to the potential resale from time to time of $600,000,000 2 1/2% Convertible Subordinated Notes due 2006 and 7,407,480 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

         The following table supplements, or amends, as noted, the information contained in the table set forth in the prospectus under the caption "Selling Securityholders." This table sets forth information regarding (1) the beneficial ownership of the notes, and the maximum principal amount of notes that each may offer and (2) the number of shares of common stock that each selling securityholder may sell under this prospectus. Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under the prospectus, we cannot estimate with certainty the principal amount of the notes or the common stock that the selling securityholders will hold upon termination of any sale. For this reason, we have assumed that either all of the principal amount of notes offered by a selling securityholder or all of the shares of common stock offered will be sold. The following table is based upon information furnished to us by the selling securityholders as of the date such information was provided to us.

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                                                                                       BENEFICIAL OWNERSHIP AFTER
                                                                 NUMBER OF           RESALE OF NOTES OR COMMON STOCK
                              NUMBER OF                          SHARES OF      ------------------------------------------
                              SHARES OF    PRINCIPAL AMOUNT     COMMON STOCK                           NUMBER OF
                            COMMON STOCK       OF NOTES        ISSUABLE UPON     PRINCIPAL             SHARES OF
NAME OF SELLING             BENEFICIALLY     BENEFICIALLY      CONVERSION OF     AMOUNT OF              COMMON
SECURITYHOLDER                 OWNED           OWNED (1)           NOTES           NOTES     PERCENT   STOCK (2)   PERCENT
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
The following information
amends the information
set forth in the
prospectus originally
filed or as previously
amended or supplemented:
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UBS Warburg LLC (3)               -           $7,500,000           92,593           -          -          -          -
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CIBC World Markets (4)            -            $500,000            6,172            -          -          -          -
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Argent Classic Convertible
Arbitrage Fund L.P. (5)           -           $4,300,000          53,086            -          -          -          -
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

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
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

The following information
supplements the
information set forth
in the prospectus
originally filed or as
previously amended or
supplemented:
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Jeffries & Co. Inc. (4)           -            $100,000            1,234            -          -          -          -
--------------------------------------------------------------------------------------------------------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued are sold by the selling securityholder.

(3) The information set forth herein is as of July 25, 2002 and will be updated as required.

(4) The information set forth herein is as of July 30, 2002 and will be updated as required.

(5)      The information set forth herein is as of January 28, 2002.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is August 1, 2002.